Q

ACCOUNTANCY CORPORATION

December 18, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Coyote Resources, Inc.

Commissioners:

We have read the statements made by Coyote Resources Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Coyote Resources, Inc. dated December 18, 2012. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

Q Accountancy

Q Accountancy Corporation
Irvine, California